Page 1 - EMPLOYMENT AGREEMENT
           AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into as of this 1st day of January, 1996 by and between RENTRAK CORPORATION, an Oregon corporation (hereinafter referred to as "Employer"), and ED BARNICK (hereinafter referred to as "Employee").

                      W I T N E S S E T H:

     WHEREAS, Employer currently employs Employee in the capacity of Vice President-Distribution and Employee is one of the key executives of the Employer and desires to be so employed;

     WHEREAS, Employer and Employee have entered into an Employment Agreement effective January 1, 1994 (the "Employment
Agreement") and Employer and Employee desire to modify the terms of the Employment Agreement upon the terms and subject to the conditions of this Agreement;

     WHEREAS, the terms of this Agreement shall supersede in its entirety the terms of the Employment Agreement;

     WHEREAS, Employer considers it essential to the best interests of its shareholders to foster the continuous employment of Employee;

     WHEREAS, the Board of Directors of Employer (the "Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a Change of Control (as defined below) may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Employer and its shareholders;

     WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Employer's management, including Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of Change of Control; and

     WHEREAS, the Board has determined that it is in the best interests of Employer and its shareholders to clarify certain provisions of the Employment Agreement in order to more effectively carry out the purposes of Employment Agreement and avoid potential disputes in connection with the enforcement of the Employment Agreement following a Change of Control.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the recitals set forth hereinabove which by this reference are incorporated herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:


S1.       EMPLOYMENT

     01   Position and Title.  Employer shall employ and engage
the services of Employee, in the position of Vice President-
Distribution for the Term of this Agreement as defined in Section
2, pursuant to the terms and conditions set forth in this Agreement.

     02   Duties and Place of Employment.

          (a) Employee shall be responsible for, and perform duties associated with his position as Vice President-Distribution and other duties as may be directed by the Employer, from time to time. Employee shall: (i) devote his full business time during normal business hours to the business and affairs of Employer; (ii) use his best efforts to promote the interests of Employer; and (iii) perform faithfully and efficiently his responsibilities. Employee shall perform his duties at the Employer's distribution center, which is currently located in Wilmington, Ohio, or such other locations as may be directed by Employer from time to time. Subject to the terms of this Agreement, Employee shall comply promptly and faithfully with all of Employer's policies, instructions, directions, requests, rules and regulations.

          (b) After a Change of Control (as defined below), during the Term of this Agreement, Employee shall continue to serve Employer in the same capacity and have the same authority, responsibilities and status as he had as of the date immediately prior to the Change of Control. After a Change of Control, during the Term of this Agreement, Employee's services shall be performed at the location where Employee was employed as of the date immediately prior to the Change of Control, or at such other location as may be mutually agreed between Employer and Employee.

          (c) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred upon the first fulfillment of the conditions set forth in any one of the following four paragraphs:

          (1) any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Employer, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act), directly or indirectly, of securities of Employer, representing twenty-five percent (25%) or more of the combined voting power of Employer's then outstanding securities; or

          (2) a majority of the directors elected at any annual or special meeting of stockholders are not individuals nominated by Employer's then incumbent Board; or

          (3) the shareholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or substantially all of its assets.

S2.       TERM and TERMINATION

     01   Stated Term.  Employment commenced on January 1, 1996
and shall end on December 31, 1999 (the "End Date") or until Employee's employment under this Agreement is terminated pursuant to this Section 2 ("Term").

     02   At Will Termination.  Notwithstanding anything herein
to the contrary, Employee's employment may be terminated by Employer at any time without cause upon thirty (30) days written notice to Employee.

     03   For Cause Termination.  Employee's employment may be
terminated by Employer for "cause" without notice. Termination for "cause" is defined for purposes of this subsection as termination for: (i) material failure of Employee to substantially perform the reasonable and attainable instructions of Employer as to his duties hereunder; or (ii) an act or acts of misconduct by Employee which is determined by the Employer to be materially injurious to Employer monetarily or otherwise; or
(iii) material violation by Employee of any provision of this Agreement. For purposes of this subsection, termination for "cause" shall not include any act or failure to act on Employee's part if done or omitted to be done by him in demonstrable good faith and with the reasonable belief that his act or omission was in the best interest of the Employer or pursuant to an express policy of Employer at the time of such act or omission.

     04   Disability or Death.  Employee's employment shall be
terminable immediately upon Employee's death or disability. "Disability" is defined for purposes of this subsection as absence from Employee's full time duties with Employer as a result of Employee's incapacity due to physical or mental illness for ninety (90) days calculated on a cumulative basis during any two (2) year period during the Term of this Agreement. Nothing in this Section 2.04 is intended to violate any Federal or Oregon State law regarding parental or family leave policies or any other applicable law.

     05   Termination by Employee for Good Reason.  Employee's
employment may be terminated by Employee at any time for "Good Reason" as that term is defined below. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. "Good Reason" shall mean (i) a material breach by Employer of the terms of this Agreement; provided that Employee shall have not right to terminate this Agreement pursuant to this clause (i) unless Employer has had at least 15 days to cure such failure, or (ii) the occurrence (without Employee's express written consent), within two (2) years after any Change of Control of any one of the following acts by Employer, or failures by Employer to act:

          (a) the assignment to Employee of any duties inconsistent with Employee's status as an executive officer of Employer or a substantial adverse alteration in the nature or status of Employee's title, position, duties, functions, working conditions or responsibilities from those in effect immediately prior to the Change of Control other than any such alteration primarily attributable to the fact that Employer may no longer be a public company;

          (b)  a reduction by Employer in Employee's annual Base
Salary as in effect on the date hereof or as the same may be increased from time to time;

          (c) the relocation of Employer's principal executive offices to a location more than thirty-five miles from the location of such offices immediately prior to the Change of Control or Employer's requiring Employee to be based anywhere other than Employer's principal executive offices except for required travel on Employer's business to an extent substantially consistent with Employee's business travel obligations immediately prior to the Change of Control;

          (d) the failure by Employer, without Employee's consent, to pay to Employee any portion of Employee's current compensation;

          (e) the failure by Employer to continue in effect any compensation plan in which Employee participates immediately prior to the Change of Control which is material to Employee's total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Employer to continue Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the terms and conditions of such benefits, including, without limitation, the level of Employee's participation relative to other participants, as such relative level existed at the time of the Change of Control;

          (f) the failure by Employer to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of Employer's pension, life insurance, medical, health and accident, or disability plans in which Employee was participating immediately prior to the Change of Control, the taking of any action by Employer which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee immediately prior to the Change of Control, or the failure by Employer to provide Employee with the number of paid vacation days to which Employee is entitled on the basis of years of service with Employer in accordance with Employer's normal vacation policy in effect immediately prior to the Change of Control; or

          (g) the failure of Employer to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 7.04.

     06   Other Termination by Employee.  Employee's employment
may be terminated by Employee at any time without Good Reason upon thirty (30) days written notice to Employer.

S3.   COMPENSATION

     01   Base Salary.  Commencing on January 1, 1996, Employee
shall be paid an annual base salary in the amount of ninety thousand eight hundred eighty dollars ($90,880.00) (as initially established and as increased as set forth below, the "Base Salary"). During the Term hereof, the Base Salary payable to Employee shall be automatically increased by four percent (4%) on January 1, 1997, and by three percent (3%) on each subsequent January 1st, without action by Employer or Employee. The sum of the salary plus the automatic percentage of increase for that year shall become the annual salary in effect for calculating the following year's automatic increase. The Base Salary shall be paid to Employee in equal semi-monthly installments in arrears on the seventh (7th) and twenty-second (22nd) day of each month, commencing as of the first semi-monthly pay period following the effective date of this Agreement. Should the seventh (7th) or the twenty-second (22nd) day of any month not be a business day, Employee's semi-monthly installment of the Base Salary otherwise due on such date shall be paid to Employee on the business day closest to the date such semimonthly installment is due (i.e., if the seventh (7th) day of the month falls on a Saturday, the semi-monthly installment shall be paid on the preceding business day or if the seventh (7th) day of the month falls on a Sunday, the semi-monthly installment shall be paid on the next following business day). Employee's Base Salary may be increased in the discretion of Employer during the Term of this Agreement.

     02   Bonus Compensation.  Nothing herein shall preclude the
Employer from authorizing the payment of additional compensation to Employee over and above the Base Salary at any time payable to him under his Agreement, whether as a bonus or otherwise. The payment of such additional compensation shall not operate as an amendment obligating Employer to make any similar payment or to pay additional compensation at any future time or for any future period, or be deemed to affect Employee's Base Salary in any manner. Employee will participate in whatever bonus plan is adopted by Employer including any cash bonus pools established from time to time by Employer for Corporate Executives.

     03   Stock options.  For the fiscal year ended March 31,
1996 and every March 31st thereafter during the term of this Agreement, Employer shall grant Employee an option to purchase no fewer than ten thousand (10,000) shares of Employer's stock. In addition, Employer granted Employee an option to purchase ten thousand (10,000) shares of Employer's stock at the average of the high and low prices of the Stock on January 1, 1994. The stock options were granted pursuant to that certain Incentive Stock Option Agreement, a copy of which is attached to this Agreement as Exhibit A. Additional options shall be granted to Employee pursuant to the terms of the Incentive Stock Option Agreement.

     04   Benefits.

               A Vacation and Holiday Pay. As of the effective date of this Agreement, Employee will be entitled to:
          (i) accrue vacation time at the rate of three (3) weeks of paid vacation during each year of employment; and
          (ii) will be eligible to receive pay for Employer-paid holidays.

               B Insurance. Employee shall be entitled to medical, life, worker's compensation, social security and state unemployment insurance benefits as provided under Employer's then current terms, policies and procedures. Employee shall not be entitled to disability insurance benefits. For five years following a Change of Control, Employer shall use its best efforts to continue to provide directors' and officers' liability insurance covering Employee (with respect to events occurring prior to termination of Employment) on terms no less favorable (in terms of coverage and amounts) than those of such insurance in effect immediately prior to the Change of Control. Following a Change of Control, Employer will indemnify and hold harmless Employee (and advance expenses) to the full extent provided in the Articles of Incorporation and Bylaws of Employer as in effect immediately prior to the Change of Control.

               C Tuition Reimbursement. Employee shall be entitled to reimbursement for all tuition, enrollment fees, and books pursuant to Employer's education assistance program. Employee shall comply with all Employer's terms, policies and procedures regarding its education assistance program.

               D Business Expenses. During the Term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in the performance of his duties pursuant to this Agreement in accordance with the policies and procedures of Employer now or hereinafter in effect.

               E Sign-Up Bonus. Employee shall be entitled to a "sign-up bonus" of Sixty Four Thousand Dollars ($64,000), payable in four (4) equal installments of Sixteen Thousand Dollars ($16,000). Employee acknowledges that he was paid Sixteen Thousand Dollars ($16,000) on January 1, 1996. Employee shall be paid Sixteen Thousand Dollars ($16,000) on January 1, 1997, 1998, and 1999, provided Employee is then still employed by Employer.

               3.04F Personal Travel. For each twelve month period covered by this Agreement, Employer shall reimburse Employee for the cost of up to seven non-business related round trip coach class tickets between Wilmington, Ohio and Portland, Oregon. Employee will "book" such travel through Employer's designated travel agent. Employee shall provide full substantiation for travel costs to be reimbursed. Employer shall pay all valid reimbursements travel claims within ten (10) days of receiving substantiation.

               3.04G Country Club Benefits. The Employer has paid for a membership at a local area country club of Employee's selection and has paid to date and will continue to pay during the term of this Agreement for the dues of said membership.

               3.04H Moving Expenses. In the event of the termination of Employee's employment by Employee pursuant to Section 2.05 or by Employer, other than pursuant to Section 2.03 or 2.04, Employer shall reimburse up to twenty-five thousand dollars ($25,000) of Employee's expenses incurred to move back to Portland, Oregon. Employee shall submit full substantiation for all expenses to be reimbursed. Employer shall pay all valid claims within ten (10) days of receipt of substantiation. The amount of the reimbursement shall be reduced by any reimbursement paid by Employee's new employer if his employment with Employer terminates.

               3.04I Automobile Lease. Employer shall pay for one automobile lease for Employee throughout the term of this Agreement, said lease not to exceed $500 per month. Employer will also reimburse employee for the insurance, license, and maintenance expenses required for the leased vehicle. Employee shall provide full substantiation for vehicle costs to be reimbursed. Employer shall pay all valid reimbuursements for vehicle claims within ten (10) days of receiving substantiation.

               3.04J Miscellaneous Benefits. In addition to any other compensation or benefits to be received by Employee pursuant to the terms of this Agreement, Employee shall be entitled to participate in any employee benefits which Employer may from time to time provide its employees generally.

S4.       PAYMENTS UPON TERMINATION OF EMPLOYMENT

     01   Termination for Cause.  In the event of the termination
of Employee's employment by Employer for cause pursuant to
Section 2.03 within ten days of termination Employer shall pay to Employee only the Base Salary accrued pursuant to Section 3.01 through and including the date of termination. No other compensation shall be due or payable under this Agreement in the event of a termination for Cause.

     02   Termination for Death or Disability.  In the event of
the termination of Employee's employment pursuant to Section 2.04 due to his death or disability, within ten days of termination Employer shall pay to Employee or Employee's estate or legal representative, as the case may be, in a lump sum, the Base Salary accrued pursuant to Section 3.01 through and including the date of termination. During the period of Employee's disability, but prior to Employee's termination of Employment, Employee shall be entitled to receive all compensation as set forth in this Agreement. No other compensation shall be due or payable under this Agreement in the event of a termination due to the Employee's death or disability.

     03   Termination by Employer Without Cause After Change of
Control or by Employee for Good Reason. In the event of the termination of Employee's employment by Employer pursuant to
Section 2.02 within two years after a Change of Control or by Employee pursuant to Section 2.05, within ten days of termination Employer shall pay to Employee, in a lump sum, the lesser of (i) all Base Salary which Employer is obligated to pay to Employee pursuant to Section 3.01 through the End Date or (ii) six months' Base Salary which Employer is obligated to pay to Employee pursuant to Section 3.01 during the current fiscal year.

     04   Other Termination by Employer.  In the event of
termination of Employee's employment by Employer pursuant to
Section 2.02 prior to a Change of Control or more than two years after a Change of Control, Employer shall pay Employee the Base Salary accrued pursuant to Section 3.01 as of the date of termination plus severance payments in an amount equal to six months' Base Salary at the rate at which Employer is obligated to pay to Employee pursuant to Section 3.01 during the current fiscal year, payable in installments as if still employed; provided, however, that during the period that Employer is making severance payments pursuant to this Section 4.04, Employer shall have the right to request Employee to provide reasonable evidence that he is using his best efforts to obtain other employment, and in the event that Employee fails to provide such reasonable evidence, then Employer shall not be obligated to pay any severance payments; and provided further that if Employee is successful in obtaining such employment, the amount of severance payments that would have been payable after the time that Employee obtains such employment shall be reduced by the amount of any remuneration received from such employment. For the purposes of this Agreement, "remuneration" shall be defined to include cash payments, the face value of any promissory notes issued to Employee regardless of the terms of payment or whether payments are ever received, stock or stock options valued as of the day granted, or any other compensation given in any form whatsoever.

     05 Other Termination by Employee. In the event of the termination of Employee's employment by Employee pursuant to
Section 2.06, within ten days of termination Employer shall pay to Employee only the amount of Base Salary accrued pursuant to
Section 3.01 through and including the date of termination. No other compensation shall be due or payable under this Agreement in the event of a such a termination.

     06 Insurance Benefits.   Employee is entitled to elect to
continue the insurance described in Section 3.04B during a period of two (2) years following an event of termination described in
Section 2.05 and a period of six (6) months following an event of termination described in Section 2.02. If Employee elects to continue such coverage, Employer shall reimburse Employee for the premiums paid by Employee for such insurance as such premiums are paid until such time as the continued insurance terminates or Employee obtains replacement full-time employment and is covered by such new employer's group medical health and life insurance plan with benefits substantially similar to those provided by Employer's insurance plan and without any pre-existing conditions, exclusions, limitations or restrictions, whichever occurs first. Such reimbursement shall be reduced for an amount equivalent to the amounts charged Employee for health coverage immediately prior to the occurrence of the Change of Control.

     07   Other Compensation.  Except as set forth in this
Section 4, no other compensation shall be due or payable to Employee upon termination of his employment.

     08   Stock Options.  In the event of a termination of
Employee's employment, all stock options held by Employee shall be treated in the manner described in the stock option agreements entered into between Employer and Employee. Such agreements shall provide that all of Employee's previously issued stock options in the Company shall fully vest in the event of the termination of Employee's employment by Employer pursuant to
Section 2.02 within two years after a Change of Control or by Employee pursuant to Section 2.05.

     09   Right to Decline Payments.  Employee, in his sole and
absolute discretion, shall have the right to decline all or a portion of any payments under this Agreement.

S5.       PERSONAL NATURE

     This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Employee. Employee shall not assign this Agreement or any rights hereunder without the express written consent of Employer which may be withheld with or without reason. Employee hereby grants to Employer the right to use Employee's name, likeness and/or biography in connection with the services performed by Employee hereunder and in connection with the advertising or exploitation of any project with respect to which Employee performs services hereunder.

                    SECTION 6.     RESTRICTIVE COVENANTS

     6.01 Non-Competition. During the term of Employee's employment under this Agreement and for eighteen (18) months thereafter, Employee shall not own or have any interest directly in, or act as an officer, director, agent, employee or consultant of, or assist in any way or in any capacity, any person, firm, association, partnership, corporation, or entity which is competitive with the business then engaged in by Employer, in any area where Employer engages in business (a "Competitive Entity"). The restrictions of this Section prohibiting ownership in a competitive business shall not apply to Employee's ownership of less than ten percent (10%) of the publicly traded securities of any Competitive Entity.

     6.02 Delivery of Records. Upon termination of Employee's employment with Employer, Employee shall deliver to Employer all books, records, lists, brochures and other property belonging to Employer or developed in connection with the business of Employer.

     6.03 Confidentiality. Except in connection with the performance of his duties hereunder, Employee shall not at any time during or after his employment with employer, reveal, divulge or make known to any person, firm or corporation any confidential knowledge or information or any confidential facts concerning any suppliers, purchasers, methods, processes, developments, schedules, lists or loans of or relating to the business of Employer and Employee will retain all confidential knowledge and information which he has acquired or which he will acquire during his employment therewith relating to such suppliers, purchasers, methods, processes, developments, schedules, lists or plans and the business of Employer for the sole benefit of Employer, its successors and assigns; provided, however, that this restriction shall not apply to any knowledge, information or fact held by or known to Employee that is available from sources other than Employee or which was acquired by Employee other than in his capacity as Employee; provided, further, that this restriction shall not apply to any knowledge, information or fact that, in the unqualified opinion of Employee's counsel, Employee is required to reveal or disclose as a result of court order, subpoena or similar legal duress or if disclosure is otherwise required by law. Employee shall give Employer prompt written notice upon Employee's receipt of any such order or subpoena and a reasonable opportunity (in the circumstances) prior to disclosure to seek a protective order. Employee shall not be required to seek any protective order or commence any proceeding to do so.

     6.04 Survival. The provisions of this Section 6 shall survive the termination of the basic term of this Agreement and shall inure to the benefit of Employer, its successors and assigns.

     SECTION 7.     NOTICES

     Any and all notices or other communications required or permitted by this Agreement or by law shall be deemed duly served and given when personally delivered to the party to whom such notice or communication is directed or, in lieu of such personal service, when deposited in the United States mail, certified, return receipt requested, first class postage prepaid, addressed as follows:

                              EMPLOYER:      Rentrak Corporation
                         7227 N.E. 55th Avenue
                         P.O. Box 18888
                         Portland, Oregon 97218
                         Attn: Ron Berger

                         EMPLOYEE:      Ed Barnick
                         P.O. Box 993
                         Wilmington, Ohio  45177

     Each party may change its address for purposes of this Section by giving written notice of such change in the manner provided for in this Section.

     SECTION 8.     MISCELLANEOUS PROVISIONS.

     8.01 Attorneys' Fees; Disputes Concerning Termination. (a) Subject to Section 8.01(b), in the event that it should be become necessary for any party to bring an action, including arbitration, either at law or in equity, to enforce or interpret the terms of this Agreement, each party shall pay its own attorneys' fees including those incurred in resolving the dispute prior to initiation of any litigation and at trial and on any appeal.

          (b) If within fifteen (15) days after any notice of termination for Good Reason is given by Employee pursuant to
Section 2.05, Employer notifies Employee that a dispute exists concerning the termination, the date of termination of this Agreement shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final determination; provided further that the date of termination shall be extended by a notice of dispute from Employer only if such notice is given in good faith and Employer pursues the resolution of such dispute with reasonable diligence. Following a Change of Control, Employer shall provide all witnesses and evidence reasonably required by Employee to present Employee's case. If a purported termination by Employer within two years after a Change of Control or by Employee for Good Reason occurs and such termination is disputed, Employer shall pay to Employee all reasonable expenses and legal fees incurred by Employee as a result of a termination in seeking to obtain or enforce any right or benefit provided by this Agreement (whether or not Employee is successful in obtaining or enforcing such right or benefit).

          (c) If a purported termination by Employer within two years after a Change of Control or by Employee for Good Reason occurs and such termination is disputed, Employer shall do either of the following.

                    (1) So long as Employee continues to provide services, Employer shall continue to pay Employee the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary and estimated bonus) and continue Employee as a participant in all compensation, benefit and insurance plans in which Employee was a participant when the notice giving rise to the dispute was given, until the dispute is finally resolved; provided that Employee's right to continue to provide such services is solely within the discretion of Employer, and nothing herein shall prohibit Employer from terminating such services.

                    (2)  If Employee is no longer providing
          services, Employer shall pay Employee fifty percent (50%) of the amount specified in Sections 4.03 and Employer will provide Employee with the other benefits provided in Section 4.06, if, but only if, Employee agrees in writing that if the dispute is resolved against Employee, Employee will promptly refund to Employer all payments specified in Section 4.03 that Employee receives under this paragraph (c) plus interest at the rate provided in Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), compounded quarterly. If the dispute is resolved in Employee's favor, promptly after resolution of the dispute Employer will pay Employee the sum which was withheld during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

Amounts paid under this paragraph (c) shall offset against and reduce other amounts due under this Agreement. If the dispute is resolved by a determination that Employee did not have Good Reason, this Agreement, in accordance with its terms, will continue to apply to the circumstances of Employee's employment by Employer and any termination thereof.

     8.02 Applicable Law and Venue. This Agreement is executed and intended to be performed in the State of Oregon and the laws of such State shall govern its interpretation and effect. If suit is instituted by any party hereto or by any other party for any cause or matter arising from or in connection with the respective rights or obligations of the parties hereunder, the sole jurisdiction and venue for such action shall be the Circuit Court of the State of Oregon in and for the County of Multnomah.

     8.03 Integration. Employee has executed an Incentive Stock Option Agreement (a copy of which is attached hereto as Exhibit
A) and may have executed certain Nonstatutory Stock Option Agreements (which, if executed, are attached hereto as Exhibit
B). Except as set forth in the preceding sentence, this Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations, or understandings, whether oral or written, between the parties with respect thereto.

     8.04 Heirs and Assigns. Subject to any restriction on assignment contained herein, this Agreement shall be binding upon and shall inure to the benefit of the respective party's heirs, successors and assigns. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. This Agreement shall not be terminated by Employer's voluntary or involuntary dissolution or by any merger or consolidation in which Employer is not the surviving or resulting corporation, or on any transfer of all or substantially all of the assets of Employer. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding on and inure the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

     8.05 Severability. Any provision in this Agreement which is, by competent judicial authority, declared illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability or such provision in any other jurisdiction. The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement, or otherwise to amend this Agreement.

     8.06 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and the counterparts shall together constitute one and the same agreement, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

     8.07 Captions. The headings and captions herein are inserted solely for the purpose of convenience of reference and are not intended to govern, limit, or aid in the construction of any term or provision hereof.

     8.08 Execution. Each of the parties hereto shall execute, acknowledge and deliver any instrument necessary to carry out the provisions of this Agreement.

     8.09 Construction. This Agreement has been prepared by legal counsel for Employer. Employee has been advised and by his execution hereof acknowledges, that he has the right to and should have this Agreement reviewed by his own separate legal counsel. This Agreement has been negotiated at arms' length with the benefit of or opportunity to seek legal counsel and, accordingly, shall not be construed against any of the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

EMPLOYER:
RENTRAK CORPORATION,
an Oregon corporation


By:  s/s Ron Berger
     Ron Berger, President

I acknowledge that I have read and agree to the foregoing
Agreement, including, without limitation, the provision allowing termination of my employment "at will" by Employer in Section
2.01.


s/s Ed Barnick
Ed Barnick